     Exhibit 21

Spring Creek Capital Corp Subsidiaries

Wholly-Owned

Stratis Healthcare, Inc - Nevada

Stem Holdings, Inc. - Nevada

Other

Eco-Blends, Inc.  (30%) - Nevada

BioCube, Inc. (20%) - Nevada